Exhibit 99.1


         BTU International Reports Third Quarter 2007 Results

   Strong Alternative Energy Business and Improvement in Electronics
         Business Fuels Sequential Revenue and Earnings Growth


    NORTH BILLERICA, Mass.--(BUSINESS WIRE)--Oct. 23, 2007--BTU International, Inc. (Nasdaq: BTUI), a leading supplier of advanced thermal processing equipment for the electronics manufacturing and alternative energy markets, today announced its financial results for the third quarter ended September 30, 2007.

    Net sales for the third quarter were $16.5 million, compared to $13.8 million in the preceding quarter, and compared to $18.3 million for the third quarter of 2006. Net income for the 2007 third quarter was $0.5 million, or $0.06 per diluted share, compared to net income of $0.2 million, or $0.02 per diluted share reported in the preceding quarter, and compared to net income of $2.3 million, or $0.25 per diluted share, in the third quarter of 2006.

    Net sales for the first nine months were $45.5 million compared to $61.7 million for the first nine months of 2006. Net income for the nine months ended September 30, 2007 was $1.4 million, or $0.15 per diluted share, compared to a net income of $8.2 million, or $0.87 per diluted share, for the first nine months of 2006.

    Commenting on the company's performance, Paul J. van der Wansem, chairman and CEO, said, "In line with our guidance, results for the third quarter were up significantly as compared to the preceding quarter. Both the electronics and alternative energy sectors demonstrated growth, with the largest growth rate seen in the energy-related portion of our business."

    Outlook

    "We expect that our efforts related to the alternative energy market will allow us to rapidly increase market share in this sector," said van der Wansem. "Our team has developed and introduced several new products designed to help our customers drive down the cost per watt of energy production. The company participates in many rapidly growing alternative energy applications, including silicon-based solar cells, thin-film solar and nuclear fuel, as well as solid oxide fuel cells.

    "Looking forward to the fourth quarter, we expect continuing growth based on a strengthening backlog in our energy business, and business from the electronics sector comparable to the third quarter. Fourth quarter revenues are expected to increase, compared to the third quarter, by approximately 10 percent, with earnings up by approximately 60 percent."

    Teleconference and Simultaneous Webcast

    BTU will be discussing its financial results, along with its outlook for the fourth quarter of 2007, in a conference call to be held today, October 23, at 5:00 p.m. Eastern Time. A webcast of the conference call will be available on BTU's website at www.btu.com or at www.streetevents.com. Replays of the call will be available through November 9, 2007, and can be accessed at these websites or by phone at
(888) 203-1112, passcode: 8746071.

    About BTU International

    BTU International is a market-leading, global supplier of advanced thermal processing equipment to the electronics manufacturing and alternative energy generation markets. BTU equipment is used in the production of printed circuit board assemblies and semiconductor packaging as well as in solar cell, nuclear fuel and fuel cell manufacturing. BTU has operations in North Billerica, MA and Shanghai, China with direct sales and service in the USA, Asia and Europe. Information about BTU International is available at www.btu.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    This news release contains express or implied forward-looking statements regarding, among other things: (i) the company's expectation of a strengthening backlog, increasing market share and continuing growth in the alternative energy segment, (ii) the company's expectation of electronic sector business levels in the fourth quarter being comparable to those of the third quarter, (iii) the company's expectation for increased revenues and earnings in the fourth quarter, (iv) and the company's expectation for continued growth and success. . Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the "safe harbor" provisions established by the federal securities laws, and are based on the assumptions and expectations of the company's management at the time such statements are made. Important factors that could cause actual results to differ include the timely availability and acceptance of new products, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company's filings with the Securities and Exchange Commission, including but not limited to the company's Quarterly Report on Form 10-Q for the quarter ended July 1, 2007. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of October 23, 2007, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

                     -- Financial Tables Follow --



                       BTU INTERNATIONAL, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (in thousands, except share and per share data)

                         Three Months Ended       Nine Months Ended
                       ----------------------- -----------------------
                       September   October 1,  September   October 1,
                         30, 2007      2006      30, 2007      2006
                       ----------- ----------- ----------- -----------

Net sales              $   16,522  $   18,254  $   45,456  $   61,726
Costs of goods sold         9,347      10,627      25,781      37,047
                       ----------- ----------- ----------- -----------

  Gross profit              7,175       7,627      19,675      24,679

Operating expenses:

   Selling, general
    and administrative      5,127       3,871      13,792      12,733
   Research,
    development and
    engineering             1,284       1,377       4,179       3,559
                       ----------- ----------- ----------- -----------

Operating income              764       2,379       1,704       8,387

Interest income               221         193         732         423
Interest expense             (163)       (157)       (450)       (389)
Foreign Exchange
 Gain/Loss                   (204)        (20)       (520)        (53)
Other loss, net                (3)          2         110           5
                       ----------- ----------- ----------- -----------

Income before
 provision for income
 taxes                        615       2,397       1,576       8,373

Provision for income
 taxes                        (92)        (48)       (188)       (168)
                       ----------- ----------- ----------- -----------

Net income             $      523  $    2,349  $    1,388  $    8,205
                       =========== =========== =========== ===========

Income per share:
   Basic               $     0.06  $     0.26  $     0.15  $     0.90
   Diluted             $     0.06  $     0.25  $     0.15  $     0.87

Weighted average
 number of shares
 outstanding:
   Basic shares         9,275,349   9,161,509   9,283,618   9,100,874
   Effect of dilutive
    options               175,102     270,753     185,999     292,944
                       ----------- ----------- ----------- -----------

   Diluted shares       9,450,451   9,432,262   9,469,617   9,393,818
                       =========== =========== =========== ===========




                       BTU INTERNATIONAL, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                  (in thousands, except share data)


                                            September 30, December 31,
Assets                                          2007          2006
                                            ------------- ------------

Current assets
 Cash and cash equivalents                   $     26,069  $    25,100
 Accounts receivable                               16,549       16,149
 Inventories                                       16,974       17,357
 Other current assets                                 713          528
                                            ------------- ------------

  Total current assets                             60,305       59,134
                                            ------------- ------------

Property, plant and equipment, net                  5,133        4,156

Other assets, net                                   2,399        2,397
                                            ------------- ------------

   Total assets                              $     67,837  $    65,687
                                            ============= ============

Liabilities and stockholders' equity

Current liabilities
 Current portion of long-term debt           $        273  $       268
 Trade accounts payable                             6,131        5,023
 Other current liabilities                          3,538        5,029
                                            ------------- ------------

  Total current liabilities                         9,942       10,320

Long-term debt, less current portion                9,337        9,552

Long-term liabilities                                 600          883
                                            ------------- ------------

   Total liabilities                               19,879       20,755
                                            ------------- ------------

  Total stockholders' equity                       47,958       44,932
                                            ------------- ------------

   Total liabilities and stockholders'
    equity                                   $     67,837  $    65,687
                                            ============= ============



    CONTACT: Company Contact:
             BTU International, Inc.
             Tom Kealy, 978-667-4111
             Vice President, CAO
             or
             Agency Contact:
             For BTU International
             Bill Monigle, 941-497-1622
             IR Counsel